UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: August 18, 2009

GENTEX CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-10235 (Commission File Number)	38-2030505 (IRS Employer Identification Number)

600 North Centennial Street Zeeland, Michigan (Address of principal executive offices)	49464 (Zip Code)

Registrant’s telephone number, including area code: (616) 772-1800

_____________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointmentof Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Effective as of August 13, 2009, Gentex Corporation (the “Company”) changed the title and responsibilities of Dennis Alexejun from Vice President, North American Automotive Marketing to Vice President, Sales — General Motors. In this new position, Mr. Alexejun is no longer an executive officer with reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended.

(e)

The Company has also promoted Mark Newton to Senior Vice President of Electronics, Purchasing, and North American Sales (he previously held the title Senior Vice President of Electrical Engineering and Purchasing, and is already an executive officer with reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended).

As a part of this promotion, on August 12, 2009, the Compensation Committee of the Board of Directors of the Company set Mr. Newton’s annual salary at $206,492. He will remain eligible for a profit-sharing bonus and a discretionary bonus, which are also available to all salaried employees and officers generally and which, in operation, provide for the same method of allocation of benefits between management and non-management participants. In addition, the Company’s Compensation Committee also authorized a one-time, 13,920-share stock option grant and a one-time, restricted stock grant of 10,200 shares to Mr. Newton, pursuant to the Company’s shareholder approved Employee Stock Option Plan and Second Restricted Stock Plan, respectively, with such grants to be made at the next regularly scheduled Compensation Committee meeting at which such grants are made.

Notwithstanding the foregoing, Mr. Newton does not have a written employment agreement and will continue to be an at-will employee of the Company as is the case with all employees of the Company.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 18, 2009	GENTEX CORPORATION (Registrant) By: /s/ Fred Bauer —————————————— Fred Bauer Its Chairman of the Board and Chief Executive Officer